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                                                                   EXHIBIT 10.44

September 30, 1998


Susan R. Farber
342 West 85th Street, #2C
New York, NY 10024


Dear Susan,

I am pleased to extend to you an offer as Vice President, Marketing and Strategy reporting to Ellen Hancock. Your initial base salary will be $16,666.67 per month, which is equivalent to $200,000.00 per year. You will be eligible to participate in the company Executive Bonus Program, initially at 75% of your base salary and fully guaranteed for the first year. You will be covered by the attached Executive Employment Policy with the addendum as noted. You also will be eligible to participate in our health and dental insurance, 401K and other employee benefits established by the Company.

This offer includes a one-time hire bonus of $75,000.00. This bonus is payable after the completion of 90 days of employment and shall be repaid to Exodus should you voluntarily terminate employment with Exodus within one year of your start date.

We will recommend to the Compensation Committee of the Company that you be granted options to purchase up to 150,000 shares of Exodus Communications, Inc. common stock under the Exodus' Equity Incentive Plan. The options, if approved by the Committee, will be granted at the first Compensation Committee meeting after your date of hire. The exercise price will be the closing price of the common stock on the date of the Compensation Committee meeting. The options have a vesting period of 50-months beginning on your date of hire. Six months of continuous employment is required before you vest. At the conclusion of six months from your employment date you will be 12% vested. You will then vest at a rate of 2% per month of completed service until your grant is fully vested.

As an employee of Exodus Communications, Inc., you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will become the property of Exodus. You will need to sign the Company's standard "Proprietary Information and Invention Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. Also, you represent that you are not subject to any restrictions that prevent you from working for Exodus.

Your employment with Exodus is conditioned upon your providing verification of your eligibility for employment in the U.S., which meets the requirements of the U.S. Department of Justice and passing our background investigation.
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You will be an at-will employee of the Company, which means the employment relationship is voluntarily entered into by mutual consent of the employee and employer, is not for a specified period of time and can be terminated by either the employee or the Company for any reason or at any time, with or without cause.

We look forward to your becoming a part of the Exodus Team. Please confirm your acceptance of this offer at the earliest possible date. Also, please return the original offer signed to the attention of Human Resources and keep copies for your records. You may also fax a copy of each to Human Resources at (408) 346-2202. This offer expires 7 days after the issue date.

Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer.

Sincerely,

/s/ Richard Stolz

Richard Stoltz
Chief Operating Officer

OFFER ACCEPTED AS OUTLINED ABOVE. No further commitments were made to me as a condition of employment.

/s/ Susan R. Farber         4 Oct 98                         2 Nov 98
_________________________   __________ My start date will be____________
Signature                         Date